EXHIBIT 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Viacom Inc. of our reports dated February 10, 1995, appearing on pages II-15 and F-2 of the Viacom Inc. Annual Report on Form 10-K for the year ended December 31, 1994 and of our reports dated June 3, 1994, appearing on page F-2 and page 4 of Item 14(a) in the Paramount Communications Inc. Transition Report on Form 10-K for the eleven month period ended March 31, 1994, as amended by Form 10-K/A Amendment No. 1 dated July 29, 1994, and as further amended by Form 10-K/A Amendment No. 2 dated August 12, 1994, included in the Viacom Inc. Current Report (Form 8-K) filed with the Securities and Exchange Commission on April 14, 1995.




                                                  PRICE WATERHOUSE LLP


New York, New York
May 2, 1995